Exhibit 99.1

News Release

Weatherford Announces Third Quarter 2021 Results

•Revenues of $945 million increased 5% sequentially driven by a 6% increase in service revenues
•Operating income totaled $71 million and adjusted EBITDA[1] totaled $179 million or 19% adjusted EBITDA margins
•Cash provided by operating activities of $114 million and free cash flow[1] of $111 million
•Restructured and reduced our debt capital
◦Redeemed $200 million of our unsecured 11.00% Exit Notes
◦Issued 6.5% Senior Secured Notes of $500 million due 2028, refinancing our 8.75% 2024 Senior Secured
◦Issued 8.625% Senior Notes of $1.6 billion, refinanced the same amount of our 11.00% Exit Notes, extending maturity from 2024 to 2030

Houston, November 1, 2021 – Weatherford International plc (NASDAQ: WFRD) (“Weatherford” or the “Company”) announced today its results for the third quarter of 2021.
Third quarter 2021 revenues were $945 million, an increase of 5% sequentially and 17% year-on-year. Third quarter 2021 operating income was $71 million compared to operating income of $25 million in the second quarter of 2021 and an operating loss of $60 million in the third quarter of 2020. Third quarter 2021 net loss was $95 million compared to $78 million in the second quarter of 2021 and $174 million in the third quarter of 2020.
Third quarter 2021 cash flows provided by operations were $114 million compared to $46 million in the second quarter of 2021 and $127 million in the third quarter of 2020. Capital expenditures were $20 million in the third quarter of 2021 compared to $9 million in the second quarter of 2021 and $27 million in the third quarter of 2020.
Third quarter 2021:
•Adjusted EBITDA[1] of $179 million, an increase of 32% sequentially and 72% year-over-year
•Unlevered free cash flow[1] of $141 million, a decrease of $24 million sequentially and an increase of $34 million year-over-year
•Free cash flow of $111 million, an increase of $63 million sequentially and $6 million year-on-year

Girish Saligram, President and Chief Executive Officer, commented, “Our third quarter results reflect our commitment to continually driving positive operating performance, despite this being a quarter of negative weather impacts and rising inflation. Our strategic initiatives continue to guide our progress as we continue to make improvements across all focus areas, including North American profitability, global inventory utilization, and capital structure improvements.
“The third quarter performance clearly demonstrates the advancement of our strategic imperatives. We remain intent on institutionalizing improvements into our business processes, while retaining the ability to capture activity increases at greater fall through margins, as evidenced by the outstanding EBITDA performance. Our product and service portfolio continued to prove its strength with record-breaking accomplishments. Our market-leading product lines, including MPD and TRS, enabled us to drive synergies across our portfolio and carve out the unique value of integrating our offerings, as evidenced, this quarter in the United Kingdom and Mexico.
“In the third quarter, we broadened the influence of our strategic vectors of digitalization and energy transition, with the increased uptake of our ForeSite suite, with an award in the Middle East and expansion in Latin America. Further, we showcased our innovation in the geothermal space by applying MPD technology and expertise.
“We ended the third quarter of 2021 with ample liquidity after generating $111 million of positive free cash flow, resulting from improved operating performance, and disciplined capital allocation and expenditures.
“As always, we remain committed to driving sustainable profitability and free cash flow generation. The execution of the restructuring and refinancing of our debt is a significant step in the evolution of our capital structure and addressing its inefficiencies. Paying down $200 million of our Exit Notes demonstrates our continued commitment to that priority. As we move forward, we will remain focused on generating additional liquidity through operational and structural improvements with the goal of further improving our leverage.”

Notes:
[1] EBITDA represents income before interest expense, net, loss on extinguishment, bond redemption and loss on termination of ABL credit agreement, income tax, depreciation and amortization expense. Adjusted EBITDA excludes, among other items, impairments of long-lived assets and goodwill, restructuring expense, share-based compensation expense, as well as write-offs of property plant and equipment, right-of-use assets, and inventory. Free cash flow is calculated as cash flows provided by (used in) operating activities, less capital expenditures plus proceeds from the disposition of assets. Unlevered free cash flow is calculated as free cash flow plus cash paid for interest. EBITDA, adjusted EBITDA, free cash flow and unlevered free cash flow are non-GAAP measures. Each measure is defined and reconciled to the most directly comparable GAAP measure in the tables below.

Operational Highlights
•Integrated Services enhanced synergies between marketing-leading product lines and other Weatherford offerings to condense operating timelines in the United Kingdom and Mexico. The integration enabled delivering early production of 97,000 barrels in a new field development in Mexico and drilling three challenging well sections in the North Sea 13 days ahead of the customer’s schedule.
•Weatherford delivered managed pressure drilling (MPD) solutions that improved well construction performance for various operators. In Nigeria, Victus™ intelligent MPD enabled controlling an unexpected kick (an uncontrolled well event) 90% faster than conventional detection systems and helped to reach total depth. In the Middle East, MPD technologies enabled an operator to successfully drill, complete, and cement a well after considering abandonment due to complex challenges.
•A Weatherford geosteering solution, featuring our rotary steerable and GuideWave® technology, achieved the longest horizontal section ever drilled in a country in the Middle East. The solution enabled drilling through a narrow pay interval to drill the record 4,528-feet lateral with flawless performance.
•Weatherford performed a world-first shallow-angle sidetrack in 9 5/8-in. casing using QuickCut™ milling technology by cutting a window in a single-trip enabling the operator to reach the intended target zone in an exploration well in Indonesia.
•An operator in the Middle East awarded Weatherford a multimillion-dollar contract for artificial lift services based on our reliability, experience, and service quality.
•For a national oil company in the Middle East, Weatherford achieved another record with the longest liner installation in the region saving more than three days and simplifying the well architecture.
Technology Deployment
•In Kazakhstan, Weatherford debuted the PressurePro® MPD control system, which provided real-time information to successfully drill the reservoir section and provided insights to optimize future well designs.
•As evidence of the ongoing expansion of Vero® automated connection integrity, Weatherford deployed the technology for five customers across four countries in Europe and Africa, with one international oil company in West Africa electing to continue Vero services after the initial technology trial period ended.

Liquidity
The Company maintained its disciplined focus on liquidity during the third quarter of 2021. Unlevered free cash flow of $141 million in the third quarter of 2021 improved by $34 million versus the third quarter of 2020, on a 72% increase in adjusted EBITDA. This is a result of the Company’s improved operating performance and disciplined capital expenditures. Third quarter 2021 free cash flow of $111 million improved by $6 million year-on-year and was up $63 million sequentially. Total cash of approximately $1.45 billion as of September 30, 2021, was up $59 million from the prior quarter.

Results by Operating Segment
Western Hemisphere

	Quarter Ended			Variance
($ in Millions)	09/30/21	06/30/21	09/30/20	Seq.		YoY
Revenues:
North America	$224	$220	$175	2%		28%
Latin America	217	205	141	6%		54%
Total Revenues	$441	$425	$316	4%		40%

Adjusted Segment EBITDA	$75	58	$29	29%		159%
% Margin	17%	14%	9%	340	bps	780	bps

Third quarter 2021 Western Hemisphere revenues of $441 million increased 4% sequentially and 40% year-on-year. North America revenues of $224 million increased by 2% sequentially primarily due to increased activity in Canada for Completion and Production (“C&P”) partially offset by decreased activity for Drilling, Evaluation & Intervention (“DEI”) in the United States. Latin America revenues of $217 million increased 6% sequentially, driven by increased activity in throughout all product lines in Colombia and increased DEI activity in Brazil.
Adjusted segment EBITDA of $75 million increased $17 million and associated margins of 17% improved 340 basis points, sequentially, and improved 780 basis points year-on-year. The growth in adjusted segment EBITDA was primarily driven by increased service sales and margin improvement in Latin America, increased product sales and margin improvement in North America, lower operational expenses related to our cost improvement initiatives and lower inventory charges.

Eastern Hemisphere

	Quarter Ended			Variance
($ in Millions)	09/30/21	06/30/21	09/30/20	Seq.		YoY
Revenues:
Middle East, North Africa & Asia	$312	$289	$319	8%		(2)%
Europe, SSA & Russia	192	189	172	2%		12%
Total Revenues	$504	$478	$491	5%		3%

Adjusted Segment EBITDA	$118	93	$104	27%		13%
% Margin	23%	20%	21%	390	bps	220	bps

Third quarter 2021 Eastern Hemisphere revenues of $504 million increased 5% sequentially and increased 3% year-on-year. Middle East, North Africa, and Asia revenues of $312 million increased 8% sequentially, with increased activity and sales in DEI and Integrated Services and Projects. Europe, Sub Saharan Africa, and Russia revenues of $192 million increased 2% sequentially, primarily due to increased activity in C&P and Integrated Services and Projects, partially offset by decreased activity in DEI.
Adjusted segment EBITDA of $118 million increased $25 million and associated margins of 23% improved 390 basis points sequentially and increased 220 basis points year-on-year. The growth in adjusted segment EBITDA was primarily due to increased activity and sales in the Middle East, Asia, and Russia, lower operational expenses related to our cost improvement initiatives as well as lower inventory charges and bad debt recovery.

About Weatherford
Weatherford is a leading global energy services company. Operating in approximately 75 countries, the Company answers the challenges of the energy industry with its global talent network of approximately 17,000 team members and approximately 350 operating locations, including manufacturing, research and development, service, and training facilities. Visit https://www.weatherford.com/ for more information or connect on LinkedIn, Facebook, Twitter, Instagram, or YouTube.
Conference Call Details
Weatherford will host a conference call on Tuesday, November 2, 2021, to discuss the results for the third quarter ended September 30, 2021. The conference call will begin at 9:00 a.m. Eastern Time (8:00 a.m. Central Time).
Listeners are encouraged to download the accompanying presentation slides which will be available in the investor relations section of the Company’s website.
Listeners can participate in the conference call via a live webcast at https://www.weatherford.com/en/investor-relations/investor-news-and-events/events/, or by dialing +1 877-328-5344 (within the U.S.) or +1 412-902-6762 (outside of the U.S.) and asking for the Weatherford conference call. Listeners should log in or dial in approximately 10 minutes prior to the start of the call.
A telephonic replay of the conference call will be available until November 16, 2021, at 5:00 p.m. Eastern Time. To access the replay, please dial +1 877-344-7529 (within the U.S.) or +1 412-317-0088 (outside of the U.S.) and reference conference number 10160194. A replay and transcript of the earnings call will also be available in the investor relations section of the Company’s website.
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Contacts
For Investors:
Mohammed Topiwala
Director, Investor Relations and M&A

+1 713-836-7777
investor.relations@weatherford.com

For Media:
Kelley Hughes
Director, Global Communications

+1 713-836-4193
kelley.hughes@weatherford.com

Forward-Looking Statements
This news release contains forward-looking statements concerning, among other things, the Company’s quarterly and full-year revenues, operating income and losses, adjusted EBITDA, unlevered free cash flow, forecasts or expectations regarding business outlook, cost savings plans, and capital expenditures, and are also generally identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “outlook,” “budget,” “intend,” “strategy,” “plan,” “guidance,” “may,” “should,” “could,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are based upon the current beliefs of Weatherford’s management and are subject to significant risks, assumptions, and uncertainties. Should one or more of these risks or uncertainties materialize, or underlying assumptions prove incorrect, actual results may vary materially from those indicated in our forward-looking statements. Readers are cautioned that forward-looking statements are only predictions and may differ materially from actual future events or results, including the price and price volatility of oil and natural gas; the extent or duration of business interruptions, demand for oil and gas and fluctuations in commodity prices associated with COVID-19 pandemic; general global economic repercussions related to COVID-19 pandemic; the macroeconomic outlook for the oil and gas industry; and operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the COVID-19 virus and COVID-19 variants, including logistical challenges, protecting the health and well-being of our employees, remote work arrangements, performance of contracts and supply chain disruptions; our ability to generate cash flow from operations to fund our operations; and the realization of additional cost savings and operational efficiencies. Forward-looking statements are also affected by the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and those set forth from time-to-time in the Company’s other filings with the Securities and Exchange Commission. We undertake no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required under federal securities laws.

Weatherford International plc
Condensed Consolidated Statements of Operations (Unaudited)
($ in Millions, Except Per Share Amounts)

	Quarter Ended			Nine Months Ended
	9/30/21	6/30/21	9/30/20	9/30/21	9/30/20
Revenues:
Western Hemisphere	$441	$425	$316	$1,256	$1,214
Eastern Hemisphere	504	478	491	1,424	1,629
Total Revenues	945	903	807	2,680	2,843
Operating Income (Loss):
Western Hemisphere	45	28	(2)	97	4
Eastern Hemisphere	34	6	5	21	38
Segment Operating Income (Loss)	79	34	3	118	42
Corporate	(16)	(17)	(28)	(51)	(80)
Goodwill and Long-lived Asset Impairment	—	—	—	—	(1,057)
Other (Charges) Credits [1]	8	8	(4)	16	(170)
Restructuring Charges	—	—	(31)	—	(114)
Total Operating Income (Loss)	71	25	(60)	83	(1,379)
Other Income (Expense):
Interest Expense, Net [2]	(69)	(72)	(64)	(211)	(181)
Loss on Extinguishment of Debt and Bond Redemption Premium	(59)	—	—	(59)	—
Loss on Termination of ABL Credit Agreement [2]	—	—	(15)	—	(15)
Other Expense, Net	(4)	(11)	(20)	(19)	(65)
Loss Before Income Taxes	(61)	(58)	(159)	(206)	(1,640)
Income Tax Provision	(28)	(15)	(8)	(66)	(64)
Net Loss	(89)	(73)	(167)	(272)	(1,704)
Net Income Attributable to Noncontrolling Interests	6	5	7	17	17
Net Loss Attributable to Weatherford	$(95)	$(78)	$(174)	$(289)	$(1,721)

Basic and Diluted Loss Per Share	$(1.36)	$(1.11)	$(2.48)	$(4.13)	$(24.58)
Basic and Diluted Weighted Average Shares Outstanding	70	70	70	70	70

[1]See Supplemental Schedule for Impairments and Other (Charges) Credits for further details.
[2]Loss on Termination of ABL Credit Agreement was included in “Interest Expense Net” in 2020, which has been reclassified to be presented on a consistent basis with 2021.

Weatherford International plc
Selected Balance Sheet Data (Unaudited)
($ in Millions)

	9/30/2021	12/31/2020
Assets:
Cash and Cash Equivalents	$1,291	$1,118
Restricted Cash	155	167
Accounts Receivable, Net	816	826
Inventories, Net	681	717

Property, Plant and Equipment, Net	1,022	1,236
Intangibles, Net	695	810

Liabilities:
Accounts Payable	350	325
Accrued Salaries and Benefits	317	297
Short-term Borrowings and Current Portion of Long-term Debt	211	13
Long-term Debt	2,431	2,601

Shareholders’ Equity:
Total Shareholders’ Equity	647	937

Components of Net Debt [1]:
Short-term Borrowings and Current Portion of Long-term Debt	211	13
Long-term Debt	2,431	2,601
Less: Cash and Cash Equivalents	1,291	1,118
Less: Restricted Cash	155	167
Net Debt [1]	$1,196	$1,329
[1] Net debt is a non-GAAP measure calculated as total short- and long-term debt less cash and cash equivalents and restricted cash.

Weatherford International plc
Selected Cash Flows Information (Unaudited)
($ in Millions)

	Quarter Ended			Nine Months Ended
	9/30/2021	6/30/2021	9/30/2020	9/30/21	9/30/20
Cash Flows From Operating Activities:
Net Loss	$(89)	$(73)	$(167)	$(272)	$(1,704)
Adjustments to Reconcile Net Loss to Net Cash Provided By Operating Activities:
Depreciation and Amortization	112	114	117	337	387
Impairments of Long-Lived Assets and Goodwill	—	—	—	—	1,057
Inventory Charges	11	22	28	50	166
Loss on Extinguishment of Debt and Bond Redemption Premium	59	—	—	59	—
Loss on Termination of ABL Credit Agreement	—	—	15	—	15
(Gain) Loss on Disposition of Assets	(9)	(8)	(4)	(22)	8
Deferred Income Tax Provision (Benefit)	9	4	(11)	15	10
Share-Based Compensation	4	5	—	13	—
Working Capital [1]	(54)	12	59	18	106
Other Operating Activities [2]	71	(30)	90	36	143
Net Cash Provided By Operating Activities	114	46	127	234	188

Cash Flows From Investing Activities:
Capital Expenditures for Property, Plant and Equipment	(20)	(9)	(27)	(44)	(100)
Proceeds from Disposition of Assets	17	11	5	39	13
Proceeds (Payments) for Other Investing Activities	3	(1)	19	3	22
Net Cash Provided By (Used In) Investing Activities	—	1	(3)	(2)	(65)

Cash Flows From Financing Activities:
Borrowings of Long-term Debt	491	—	457	491	457
Repayments of Long-term Debt	(505)	(2)	(2)	(510)	(7)
Borrowings (Repayments) of Short-term Debt, Net	—	—	(29)	(4)	(22)
Bond Redemption Premium	(22)	—	—	(22)	—
Other Financing Activities	(14)	(4)	(14)	(20)	(52)
Net Cash Provided By (Used In) Financing Activities	$(50)	$(6)	$412	$(65)	$376

Free Cash Flow[3]:
Net Cash Provided by Operating Activities	114	46	127	234	188
Capital Expenditures for Property, Plant and Equipment	(20)	(9)	(27)	(44)	(100)
Proceeds from Disposition of Assets	17	11	5	39	13
Free Cash Flow [3]	$111	$48	$105	$229	$101

[1] Working capital is defined as the cash changes in accounts receivable plus inventory less accounts payable.
[2] Other operating activities is primarily accruals, net of cash payments for operational expenses, interest, taxes, employee costs and leases.
[3] Free cash flow is a non-GAAP measure calculated as cash flows provided by (used in) operating activities, less capital expenditures for property, plant and equipment plus proceeds from the disposition of assets. Management believes free cash flow is useful to understand liquidity and should be considered in addition to but not substitute cash flows provided by operating activities.

Weatherford International plc
($ in Millions)
Selected Statements of Operations Information (Unaudited) - Product Line Revenues

	Quarter Ended			Nine Months Ended
	09/30/21	06/30/21	09/30/20	9/30/21	9/30/20
Completion and Production	$239	$231	$170	$695	$632
Drilling, Evaluation and Intervention	202	194	146	561	582
Western Hemisphere	441	425	316	$1,256	$1,214

Completion and Production	221	214	241	$633	$783
Drilling, Evaluation and Intervention	283	264	250	791	846
Eastern Hemisphere	504	478	491	$1,424	$1,629

Total Completion and Production	460	445	411	$1,328	$1,415
Total Drilling, Evaluation and Intervention	485	458	396	1,352	1,428
Total Product Line Revenues	$945	$903	$807	$2,680	$2,843

We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, Weatherford’s management believes that certain non-GAAP financial measures (as defined under the SEC’s Regulation G and Item 10(e) of Regulation S-K) may provide users of this financial information additional meaningful comparisons between current results and results of prior periods and comparisons with peer companies. The non-GAAP amounts shown in the following tables should not be considered as substitutes for operating income, provision for income taxes, net income or other data prepared and reported in accordance with GAAP, but should be viewed in addition to the Company’s reported results prepared in accordance with GAAP.

Weatherford International plc
Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
($ in Millions, Except Per Share Amounts)

	Quarter Ended			Nine Months Ended
	9/30/21	6/30/21	9/30/20	9/30/21	9/30/20
Operating Income (Loss):
GAAP Operating Income (Loss)	$71	$25	$(60)	$83	$(1,379)
Impairments and Other Charges (Credits)	(8)	(8)	4	(16)	1,227
Restructuring Charges	—	—	31	—	114
Operating Non-GAAP Adjustments	(8)	(8)	35	(16)	1,341
Non-GAAP Adjusted Operating Income (Loss)	$63	$17	$(25)	$67	$(38)

Income (Loss) Before Income Taxes:
GAAP Income (Loss) Before Income Taxes	$(61)	$(58)	$(159)	$(206)	$(1,640)
Operating Non-GAAP Adjustments	(8)	(8)	35	(16)	1,341
Loss on Extinguishment of Debt, Bond Redemption Premium and Loss on Termination of ABL Credit Agreement [1]	59	—	15	59	15
Reorganization Items [2]	—	—	—	—	9
Non-GAAP Adjustments Before Taxes	51	(8)	50	43	1,365
Non-GAAP Loss Before Income Taxes	$(10)	$(66)	$(109)	$(163)	$(275)

Provision for Income Taxes:
GAAP Provision for Income Taxes	$(28)	$(15)	$(8)	$(66)	$(64)
Tax Effect on Non-GAAP Adjustments	—	—	(3)	—	(12)
Non-GAAP Provision for Income Taxes	$(28)	$(15)	$(11)	$(66)	$(76)

Net Loss Attributable to Weatherford:
GAAP Net Loss	$(95)	$(78)	$(174)	$(289)	$(1,721)
Non-GAAP Adjustments, net of tax	51	(8)	47	43	1,353
Non-GAAP Net Loss	$(44)	$(86)	$(127)	$(246)	$(368)

Diluted Loss Per Share Attributable to Weatherford:
GAAP Diluted Loss per Share	$(1.36)	$(1.11)	$(2.48)	$(4.13)	$(24.58)
Non-GAAP Adjustments, net of tax	0.73	(0.12)	0.67	0.62	19.32
Non-GAAP Diluted Loss per Share	$(0.63)	$(1.23)	$(1.81)	$(3.51)	$(5.26)

[1]Loss on Termination of ABL Credit Agreement was included in “Interest Expense Net” in 2020, which has been reclassified to be presented on a comparable basis with 2021.
[2]Reorganization Items is included in “Other Expense, Net” on the Condensed Consolidated Statements of Operations table.

Weatherford International plc
Reconciliation of Operating Income before Certain Operating Expenses to Adjusted EBITDA (Unaudited)
And Supplemental Schedule for Impairments and Other (Charges) Credits (Unaudited)
($ in Millions)

	Quarter Ended			Nine Months Ended
	9/30/21	6/30/21	9/30/20	9/30/21	9/30/20
Western Hemisphere
Operating Income (Loss)	$45	$28	$(2)	$97	$4
Depreciation and Amortization	29	29	31	85	107
Share-Based Compensation	1	1	—	3	—
Adjusted EBITDA[1]	$75	$58	$29	$185	$111

Eastern Hemisphere
Operating Income	$34	6	$5	$21	$38
Depreciation and Amortization	83	85	87	252	281
Share-Based Compensation	1	2	—	4	—
Other [2]	—	—	12	—	12
Adjusted EBITDA[1]	$118	93	$104	$277	$331

Corporate
Operating Loss	$(16)	$(17)	$(28)	$(51)	$(80)
Depreciation and Amortization	—	—	(1)	—	(1)
Share-Based Compensation	2	2	—	6	—
Adjusted EBITDA[1]	$(14)	$(15)	$(29)	$(45)	$(81)

Consolidated
Operating Income (Loss)	$63	$17	$(25)	$67	$(38)
Depreciation and Amortization	112	114	117	337	387
Share-Based Compensation	4	5	—	13	—
Other	—	—	12	—	12
Adjusted EBITDA[1]	$179	$136	$104	$417	$361

Impairments and Other (Charges) Credits[3]
Long-lived Asset Impairments	$—	$—	$—	$—	$(818)
Goodwill Impairment	—	—	—	—	(239)
Inventory Charges	—	—	(4)	—	(138)
Other (Charges) Credits	8	8	—	16	(32)
Total Impairments and Other (Charges) Credits[3]	$8	$8	$(4)	$16	$(1,227)
[1]Adjusted EBITDA is calculated as operating income (loss) before certain operating expenses plus depreciation and amortization plus share-based compensation.
[2]Other is a $12 million gain on sale of operational assets in the third quarter and nine months ended of 2020 netted into the Other (Charges) Credits caption in the breakout of Impairments and Other (Charges) Credits, and is part of our Eastern Hemisphere Adjusted EBITDA.
[3]Impairments and Other (Charges) Credits primarily represent charges on long-lived assets, goodwill, certain inventory charges and other (charges) credits like certain gains on asset sales.

Weatherford International plc
($ in Millions)
Reconciliation of GAAP to Non-GAAP Financial Measures
Net Loss to Adjusted EBITDA (Unaudited)

	Quarter Ended			Nine Months Ended
	9/30/21	6/30/21	9/30/20	9/30/21	9/30/20
Net Loss Attributable to Weatherford	$(95)	$(78)	$(174)	$(289)	$(1,721)
Net Income Attributable to Noncontrolling Interests	6	5	7	17	17
Net Loss	(89)	(73)	(167)	(272)	(1,704)
Interest Expense, Net	69	72	64	211	181
Loss on Extinguishment of Debt, Bond Redemption Premium and Loss on Termination of ABL Credit Agreement	59	—	15	59	15
Income Tax Provision	28	15	8	66	64
Depreciation and Amortization	112	114	117	337	387
EBITDA	179	128	37	401	(1,057)

Other Adjustments:
Impairments and Other Charges (Credits) [1]	(8)	(8)	16	(16)	1,239
Restructuring Charges	—	—	31	—	114
Share-Based Compensation	4	5	—	13	—
Other Expense, Net [2]	4	11	20	19	65
Adjusted EBITDA	$179	$136	$104	$417	$361

[1]Impairments and Other Charges (Credits) for Adjusted EBITDA excludes a $12 million Gain on Sale of Operational Assets in 2020.
[2]Reorganization Items in 2020 is included in “Other Expense, Net”.

Supplemental Reconciliation of Non-GAAP Financial Measures
Adjusted EBITDA to Free Cash Flow (Unaudited)

	Quarter Ended			Nine Months Ended
	9/30/21	6/30/21	9/30/20	9/30/21	9/30/20
Adjusted EBITDA	$179	$136	$104	$417	$361
Cash From (Used) for Working Capital	(54)	12	59	18	106
Capital Expenditures for Property, Plant and Equipment	(20)	(9)	(27)	(44)	(100)
Cash Paid for Taxes	(12)	(17)	(20)	(44)	(60)
Cash Paid for Severance and Restructuring	(5)	(9)	(34)	(26)	(109)
Proceeds from Disposition of Assets	17	11	5	39	13
E&O Inventory Charges	11	16	24	43	28
Increase (Decrease) in Accruals, Net	27	25	7	9	(11)
Other [3]	(2)	—	(11)	(12)	(13)
Unlevered Free Cash Flow	$141	$165	$107	$400	$215
Cash Paid for Interest	(30)	(117)	(2)	(171)	(114)
Free Cash Flow [4]	$111	$48	$105	$229	$101
[3]Other primarily includes accruals net of payments for leases, change in our allowance for credit losses and foreign currency exchange impact.
[4]Free cash flow is a non-GAAP measure calculated as cash flows provided by operating activities, less capital expenditures for property, plant and equipment plus proceeds from the disposition of assets. Management believes free cash flow is useful to understand liquidity and should be considered in addition to but not substitute cash flows provided by operating activities.